Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is made as of the 12th day of December 2007 between Alkermes, Inc., a Pennsylvania corporation (the “Company”), and Richard F. Pops (“Executive”).
     WHEREAS, the Company has previously entered into a letter agreement with Executive dated February 27, 2007, as amended on November 5, 2007 (the “Letter Agreement”), and a change in control employment agreement dated December 19, 2000 (the “Change in Control Agreement”);
     WHEREAS, the Company and Executive wish to replace the Letter Agreement and the Change in Control Agreement with the provisions set forth herein;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Employment. The term of this Agreement shall extend from December 12, 2007 (the “Commencement Date”) until April 1, 2010, unless this Agreement is earlier terminated by either the Executive or the Company pursuant to Paragraph 4. The term of this Agreement may be referred to herein as the “Period of Employment.”
     2. Position and Duties. During the Period of Employment, Executive shall serve as the Chairman of the Board of Directors of the Company, and shall be responsible for oversight of strategic issues affecting the Company and maintaining key relationships in the industry and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Company (the “Board”), provided that such duties are consistent with Executive’s position or other positions that he may hold from time to time. In addition until April 1, 2008, Executive shall dedicate the time and resources necessary to ensure a smooth transition to David A. Broecker, Executive’s successor as Chief Executive Officer of the Company.
     3. Compensation and Related Matters.
          (a) Base Salary. During the Period of Employment, Executive’s annual base salary shall be his annual base salary on the Commencement Date, adjusted annually to account for inflation. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in substantially equal bi-weekly installments.
          (b) Incentive Compensation. Until April 1, 2008, Executive shall be eligible to receive his target bonus in effect on the date of this Agreement under the Company named-executive bonus plan and shall also be eligible to receive restricted stock and/or stock options commensurate with recent equity awards based on performance criteria to be determined by the Compensation Committee of the Board (the “Compensation Committee”). Thereafter, any bonus and/or equity award would be based on criteria established by the Compensation Committee from time to time.

          (c) Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him in performing services hereunder during the Period of Employment, in accordance with the policies and procedures then in effect and established by the Company.
          (d) Other Benefits. During the Period of Employment, Executive shall be entitled to continue to participate in or receive benefits under all of the Company’s Employee Benefit Plans in effect on the date hereof, as these plans or arrangements may thereafter be amended from time to time. As used herein, the term “Employee Benefit Plans” includes, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company on the date hereof for employees of the same status within the hierarchy of the Company. Executive shall have the right in accordance with applicable law and the Company’s long-term disability plan to elect to pay the premiums for his disability coverage with after-tax dollars. During the Period of Employment, Executive shall be entitled to participate in or receive benefits under any Employee Benefit Plan or arrangement which may, in the future, be made available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Any payments or benefits payable to Executive under a plan or arrangement referred to in this Subparagraph 3(d) in respect of any calendar year during which Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed. Should any such payments or benefits accrue on a fiscal year (rather than calendar year) basis, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.
          (e) Vacations. Executive shall be entitled to the number of paid vacation days in each calendar year to which he is entitled on the Commencement Date, which vacation days shall be accrued ratably during the calendar year and the number of which may be increased in accordance with Company policies. Executive shall also be entitled to all paid holidays given by the Company to its executives.
     4. Termination. Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
          (a) Death. Executive’s employment hereunder shall terminate upon his death.
          (b) Disability. If Executive is prevented from performing his duties hereunder by reason of any physical or mental incapacity that results in Executive’s satisfaction of all requirements necessary to receive benefits under the Company’s long-term disability plan due to a total disability, then, to the extent permitted by law, the Company may remove Executive from his responsibilities. Notwithstanding any such removal, Executive will continue to receive his entire Base Salary (less any disability pay or sick pay benefits to which Executive may be entitled under any Employee Benefit Plan) and benefits (except to the extent Executive may be ineligible for one or more such benefits under the applicable Employee Benefit Plan) for a period of time equal to the lesser of (i) six (6) months or (ii) the balance of the Period of Employment, and the Company may terminate the employment of Executive at any time thereafter. Nothing in this Subparagraph 4(b) shall be construed to waive Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
          (c) Termination by Company for Cause. At any time during the Period of Employment, the Company may terminate Executive’s employment hereunder for Cause if such termination is approved by not less than a majority of the Board at a meeting of the Board, at which Executive would not participate, called and held for such purpose. For purposes of this Agreement, “Cause” shall mean: (i) conduct by Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by Executive of a felony or any misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or conduct by Executive that would reasonably be expected to result in material injury to the Company if he were retained in his position; (iii) continued, willful and deliberate non-performance by Executive of his duties hereunder (other than by reason of Executive’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Company; (iv) a breach by Executive of any of the provisions contained in Paragraph 7 of this Agreement; (v) a violation by Executive of the Company’s employment policies which has continued following written notice of such violation from the Company; or (vi) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials.
          (d) Termination Without Cause. At any time during the Period of Employment, the Company may terminate Executive’s employment hereunder without Cause if such termination is approved by a majority of the Board at a meeting of the Board, at which Executive would not participate, called and held for such purpose. Any termination by the Company of Executive’s employment under this Agreement which does not constitute a termination for Cause under Subparagraph 4(c) or result from the death or disability of Executive under Subparagraph 4(a) or (b) shall be deemed a termination without Cause.
          (e) Termination by Executive. At any time during the Period of Employment, Executive may terminate his employment hereunder for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a substantial diminution or other substantive adverse change, not consented to by Executive, in the nature or scope of Executive’s responsibilities, authorities, powers, functions or duties; (ii) an involuntary material reduction in Executive’s Base Salary except for across-the-board reductions similarly affecting all or substantially all management employees; (iii) a breach by the Company of any of its other material obligations under this Agreement, or (iv) a material change in the geographic location at which Executive must perform his services. “Good Reason Process” shall mean that (A) Executive reasonably determines in good faith that a “Good Reason” event has occurred; (B) Executive notifies the Company in writing of the occurrence of the Good Reason event within ninety (90) days of the occurrence of such event; (C) Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice, to modify Executive’s employment situation in a manner acceptable to Executive and Company; (D) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to Executive; and (E) Executive terminates his employment no later than sixty (60) days after the end of the thirty-day cure period. If the Company cures the Good Reason event in a manner acceptable to Executive during the thirty-day period, Good Reason shall be deemed not to have occurred.
          (f) Notice of Termination. Except for termination as specified in Subparagraph 4(a), any termination of Executive’s employment by the Company or any such termination by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
          (g) Date of Termination. “Date of Termination” shall mean: (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated on account of disability under Subparagraph 4(b) or by the Company for Cause under Subparagraph 4(c), the date on which Notice of Termination is given; (iii) if Executive’s employment is terminated by the Company under Subparagraph 4(d), thirty (30) days after the date on which a Notice of Termination is given; and (iv) if Executive’s employment is terminated by Executive under Subparagraph 4(e), thirty (30) days after the date on which a Notice of Termination is given.
     5. Compensation Upon Termination.
          (a) Termination Generally. If Executive’s employment with the Company is terminated for any reason during the Period of Employment, the Company shall pay or provide to Executive (or to his authorized representative or estate) any earned but unpaid Base Salary, incentive compensation earned but not yet paid, unpaid expense reimbursements, accrued but unused vacation and any vested benefits Executive may have under any Employee Benefit Plan of the Company, including without limitation any benefits that may accrue on Executive’s retirement from the Company, to the extent applicable (the “Accrued Benefit”).
          (b) Termination by the Company Without Cause or by Executive with Good Reason. If Executive’s employment is terminated by the Company without Cause as provided in Subparagraph 4(d), or Executive terminates his employment for Good Reason as provided in Subparagraph 4(e), then the Company shall, through the Date of Termination, pay Executive his Accrued Benefit. The Company shall within seven (7) days of the Date of Termination provide to Executive a general release of claims in a form and manner satisfactory to the Company (the “Release”). If Executive signs the Release and delivers it to Company within twenty-one (21) days of Executive’s receipt of the Release and does not revoke it within seven (7) days thereafter:

          (i) Company shall pay Executive an amount equal to two (2) times the sum of (A) the average of Executive’s Base Salary in effect as of the date of the Notice of Termination and Executive’s Base Salary for the immediately prior fiscal year, plus (B) Executive’s Average Incentive Compensation (the “Severance Amount”). The Severance Amount shall be paid out in substantially equal bi-weekly installments over twenty-four (24) months, in arrears beginning on the first payroll date after the Date of Termination, or expiration of the seven-day revocation period for the Release, if later. Solely for the purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each bi-weekly payment is considered a separate payment. For purposes of this Agreement, “Average Incentive Compensation” shall mean the average of the annual cash incentive compensation under Subparagraph 3(b) received by Executive for the two (2) immediately preceding fiscal years. In no event shall “Average Incentive Compensation” include any sign-on bonus, retention bonus or any other special bonus. Notwithstanding the foregoing, if Executive breaches any of the provisions contained in Paragraph 7 of this Agreement, all payments of the Severance Amount shall immediately cease.
          (ii) Subject to Executive’s copayment of premium amounts at the active employees’ rate, continued participation in the Company’s group health, dental and vision program for twenty-four (24) months; provided, however, that the continuation of health benefits under this Subparagraph shall reduce and count against Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).
          (iii) Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s termination of employment, Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment or benefit that Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable or benefit shall be provided prior to the date that is the earlier of (A) six months after Executive’s separation from service, or (B) Executive’s death, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Subparagraph 5(b)(iii). The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
     6. Change in Control Payment. The provisions of this Paragraph 6 set forth certain terms of an agreement reached between Executive and the Company regarding Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Subparagraph 5(b) regarding the amount of severance pay and benefits upon a termination of employment, if such termination of employment occurs within twenty-four (24) months after the occurrence of the first event constituting a Change in Control, provided that such first event occurs during the Period of Employment. These provisions shall terminate and be of no further force or effect beginning twenty-four (24) months after the occurrence of a Change in Control.
          (a) A “Change in Control” shall be deemed to have occurred upon the occurrence of any one of the following events:
          (i) any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such Person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or
          (ii) a majority of the members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of such appointment or election; or
          (iii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.
Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to fifty percent (50%) or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns fifty percent (50%) or more of the combined voting power of all then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

          (b) Effect of a Change in Control.
          (i) If within twenty-four (24) months after a Change in Control occurs, the Executive’s employment is terminated by the Company without Cause as provided in Subparagraph 4(d) or the Executive terminates his employment for Good Reason as provided in Subparagraph 4(e), then, the Company shall pay Executive a lump sum in cash equal to the sum of:
          (A) to the extent not theretofore paid, an amount equal to the Executive’s Base Salary through the Date of Termination;
          (B) an amount equal to the following formula: A x (B ÷ 365); where A equals Executive’s Average Incentive Compensation and B equals the number of days in the current calendar year through the Date of Termination; and
          (C) an amount equal to two (2) times the sum of (I) Executive’s Base Salary (or Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (II) Executive’s Average Incentive Compensation; and
          (ii) Subject to Executive’s copayment of premium amounts at the active employees’ rate, Executive shall continue to participate in the Company’s group health, dental and vision program for twenty-four (24) months; provided, however, that the continuation of health benefits under this Section shall reduce and count against Executive’s rights under COBRA.
          (iii) Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment or benefit that Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable or benefit shall be provided prior to the date that is the earlier of (A) six (6) months and one day after Executive’s separation from service, or (B) Executive’s death. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
          (c) Gross-Up Payment.
          (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Severance Payments, any Federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this Section, and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Severance Payments.
          (ii) Subject to the provisions of Subparagraph 6(c)(iii) below, all determinations required to be made under this Subparagraph 6(c)(ii), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the Date of Termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. The initial Gross-Up Payment, if any, as determined pursuant to this Subparagraph 6(c)(ii), shall be paid to the taxing authorities as withholding taxes on behalf of Executive at such time or times when the Excise Tax is due. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”). In the event that the Company exhausts its remedies pursuant to Subparagraph 6(c)(iii) below and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by Executive in connection with the proceedings described in Subparagraph 6(c)(iii) below, shall be promptly paid by the Company to the taxing authorities for the benefit of Executive.
          (iii) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, provided that the Company has set aside adequate reserves to cover the Underpayment and any interest and penalties thereon that may accrue, Executive shall:
          (A) give the Company any information reasonably requested by the Company relating to such claim,
          (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company,
          (C) cooperate with the Company in good faith in order to effectively contest such claim, and
          (D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Subparagraph 6(c)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis (to the extent not prohibited by applicable law) and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.
          (iv) If, after the receipt by Executive of an amount advanced by the Company pursuant to Subparagraph 6(c)(iii), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Subparagraph 6(c)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Subparagraph 6(c)(iii), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     7. Confidential Information, Nonsolicitation and Cooperation.
          (a) Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by Executive in the course of Executive’s employment by the Company, as well as other information to which Executive may have access in connection with Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Executive’s duties under Subparagraph 7(b).
          (b) Confidentiality. Executive understands and agrees that Executive’s employment creates a relationship of confidence and trust between Executive and the Company with respect to all Confidential Information. At all times, both during Executive’s employment with the Company and after its termination, Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing Executive’s duties to the Company.
          (c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Executive by the Company or are produced by Executive in connection with Executive’s employment will be and remain the sole property of the Company. Executive will return to the Company all such materials and property as and when requested by the Company. In any event, Executive will return all such materials and property immediately upon termination of Executive’s employment for any reason. Executive will not retain with Executive any such material or property or any copies thereof after such termination.
          (d) Nonsolicitation. During the Period of Employment and for six (6) months thereafter, Executive (i) will refrain from directly or indirectly recruiting or otherwise soliciting,

inducing or influencing any person to leave employment with the Company (other than terminations of employment of subordinate employees undertaken in the course of Executive’s employment with the Company); and (ii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company. However, nothing in this Subparagraph 7(d) will prohibit Executive from indirectly recruiting, soliciting, inducing or influencing a person to leave employment with the Company through the use of advertisements in trade journals and the like or from discussing employment opportunities with such employees to the extent such employees contact Executive first. Executive understands that the restrictions set forth in this Subparagraph 7(d) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.
          (e) Litigation and Regulatory Cooperation. During and after Executive’s employment, Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Subparagraph 7(e).
          (f) Injunction. Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by Executive of the promises set forth in this Paragraph 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Paragraph 9 of this Agreement, Executive agrees that if Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.
     8. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement.

Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Paragraph 8 shall be specifically enforceable. Notwithstanding the foregoing, this Paragraph 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Paragraph 8.
     9. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Paragraphs 7 or 8 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, Executive (i) submits to the personal jurisdiction of such courts; (ii) consents to service of process; and (iii) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
     10. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter, including without limitation the Letter Agreement and the Change in Control Agreement. Notwithstanding the foregoing, except to the extent in conflict therewith, this Agreement does not supersede the Employee Agreement with respect to Inventions and Proprietary Information dated July 10, 1998 between Executive and the Company.
     11. Assignment; Successors and Assigns. Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement without the consent of Executive in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Company and Executive, their respective successors, executors, administrators, heirs and permitted assigns.
     12. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

     14. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Executive at the last address Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the General Counsel, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.
     15. Amendment. This Agreement may be amended or modified only by a written instrument referencing this Agreement signed by Executive and by a duly authorized representative of the Company.
     16. Legal Expenses. The Company agrees to reimburse Executive, to the full extent permitted by law, for all costs and expenses (including, without limitation, reasonable attorneys’ fees) which Executive may reasonably incur as a result of any contest of the validity or enforceability of, or the Company’s liability under, any provision of this Agreement, plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that such payment shall be made only if the Executive prevails on at least one material issue.
     17. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning Federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.
     18. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
     IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

ALKERMES, INC.
By:	/s/ Madeline Coffin
	Its:	VP, Human Resources

/s/ Richard F. Pops
Richard F. Pops

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